Exhibit 2.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GATEWAY GARAGE PARTNERS LLC

Dated as of ________ __, 2020

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This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GATEWAY GARAGE PARTNER LLC, is dated as of ___________, 2020. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in Section 1.1.

WHEREAS, the Company was formed under the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on May 12, 2020;

WHEREAS, the Original Agreement was entered into effective May 12, 2020; and

WHEREAS, the Initial Member has authorized and approved an amendment and restatement of the Original Agreement on the terms set forth herein.

NOW THEREFORE, the Original Agreement of the Company is hereby amended and restated to read in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Member” means a Person admitted as a Member of the Company as a result of an issuance of Units to such Person by the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of Gateway Garage Partners LLC, as it may be amended, modified, supplemented or restated from time to time.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the District of Columbia shall not be regarded as a Business Day.

“Capital Account” means, with respect to each Member, the capital account maintained for such Member in accordance with Code Section 704(b) and Treasury Regulations sections 1.704-1(b) and 1.704-2.

“Capital Contribution” means with respect to any Member, the amount of cash and the initial gross fair market value (as determined by the Manager in its good faith discretion) of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member, reduced by the amount of any liability assumed by the Company relating to such property and any liability to which such property is subject.

“Certificate” means a certificate in such form as may be adopted by the Manager and issued by the Company, evidencing ownership of one or more Units.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.9, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

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“Commission” means the United States Securities and Exchange Commission.

“Company” means Gateway Garage Partners LLC, a Delaware limited liability company, and any successors thereto.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“DGCL” means the Delaware General Corporation Law, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Expenses and Liabilities” has the meaning assigned to such term in Section 5.4(a).

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Indemnified Person” means (a) any Person who is or was an officer of the Company, if any, (b) the Manager, together with its officers, directors, members and managers, (c) the Sponsor, together with its officers, directors, shareholders and Affiliates, (d) any Person who is or was serving at the request of the Company as an officer, director, member, manager, partner, tax matters partner, fiduciary or trustee of another Person (including any Subsidiary); provided, that a Person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Manager designates as an “Indemnified Person” for purposes of this Agreement.

“Independent Representative” means an individual, appointed by the Manager from time to time to address indemnification matters under Section 5.4, who meets the “director independence” standards of the New York Stock Exchange as set forth in the New York Stock Exchange Listed Company Manual.

“Initial Member” means Noyack Medical Partners LLC, a Maine limited liability company.

“Investment Company Act” means the Investment Company Act of 1940, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“LEX Markets Platform” means the online investment platform located at [to come] which is owned and operated by LEX Markets LLC.

“Liquidator” means one or more Persons selected by the Manager to perform the functions described in Section 8.2 as liquidating trustee of the Company, as applicable, within the meaning of the Delaware Act.

“Manager” means Noyack Medical Partners LLC, a Maine limited liability company.

“Member” means each member of the Company, including, unless the context otherwise requires, the Initial Member, each Substitute Member and each Additional Member.

“Offering” means the offering of Units by the Company pursuant to the Offering Statement.

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“Offering Statement” means the offering statement on Form 1-A (File No. [_____]) filed by the Company with the Commission on [_____], 2020, and the offering circular filed pursuant to Rule 253(g)(2) of the Securities Act on [_____], 2020, pursuant to which the Company has qualified for sale a maximum of $5,458,000 of its Units under Regulation A of the Securities Act, as such offering statement may be amended or supplemented from time to time, or such other offering statements that the Company may qualify or register under the Securities Act from time to time.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Outstanding” means, with respect to Units, all Units that are issued by the Company and reflected as Outstanding on the Company’s books and records as of the date of determination.

“Partnership Audit Provisions” means Code Sections 6221 through 6241, as they may be amended, and including any Treasury Regulations or other administrative guidance promulgated by the IRS thereunder or successor provisions and any comparable provision of non-U.S. or U.S. state or local law.

“Percentage Interest” means, at the time of determination, the applicable Member’s Capital Contribution divided by the aggregate amount of all Capital Contributions made by all Members (without reference to any distribution to Members in return of their Capital Contributions).

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

“Record Date” means the date established by the Manager, in its discretion, for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” or “holder” means with respect to any Units, the Person in whose name such Units are registered on the books of the Company (or on the books of any Transfer Agent, if applicable) as of the opening of business on a particular Business Day.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.

“Substitute Member” means a Person who is admitted as a Member of the Company as a result of a transfer of Units to such Person.

“transfer” means, with respect to a Unit, a transaction by which the Record Holder of a Unit assigns such Unit to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means, with respect to the Units, such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Units; provided that if no Transfer Agent is specifically designated for the Units, the Company shall act in such capacity.

“Treasury Regulations” means the U.S. federal income tax regulations, including temporary (but not proposed) regulations, promulgated under the Code, as such regulations are amended from time to time.

“Unit” means the measure of a Member’s capital interest in the Company as a member, expressed in units.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

Section 1.2           Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

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ARTICLE II

ORGANIZATION

Section 2.1           Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act.

Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Units shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

Section 2.2           Name. The name of the Company shall be “Gateway Garage Partners LLC”. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The business of the Company may be conducted under any other name or names, as determined by the Manager. The Manager may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

Section 2.3           Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Manager, the address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company. The principal office of the Company shall be located at 6 West 20th Street, 5th Floor, New York, New York 10011 or such other place as the Manager may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Manager determines to be necessary or appropriate.

Section 2.4           Purposes. The purposes of the Company shall be to (a) promote, conduct or engage in, directly or indirectly, any business, purpose or activity that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act, (b) acquire, hold and dispose of an interest in 181 High Street LLC, a Maine limited liability company (“181 High Street”), and, in connection therewith, to exercise all of the rights and powers conferred upon the Company with respect to such interest, and (c) conduct any and all activities related or incidental to the foregoing purposes.

Section 2.5           Qualification in Other Jurisdictions. The Manager may cause the Company to be qualified or registered in any jurisdiction in which the Company transacts business and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

Section 2.6           Powers. The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes described in Section 2.4.

Section 2.7           Power of Attorney. Each Member hereby constitutes and appoints the Manager and, if a Liquidator shall have been selected pursuant to Section 8.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

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(a)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(i)          all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Manager (or the Liquidator) determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(ii)         all certificates, documents and other instruments that the Manager or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement;

(iii)        all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Manager (or the Liquidator) determines to be necessary or appropriate to reflect the dissolution, liquidation and/or termination of the Company pursuant to the terms of this Agreement; and

(iv)        all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or in connection with other events described in, Article III, Article IV or Article VIII;

(b)          execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager (or the Liquidator) determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by Section 9.2 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series, if any, required to take any action, the Manager (or the Liquidator) may exercise the power of attorney made in this Section 2.7(b) only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such class or series, as applicable.

Nothing contained in this  Section 2.7 shall be construed as authorizing the Manager (or the Liquidator) to amend, change or modify this Agreement except in accordance with Article IX or as may be otherwise expressly provided for in this Agreement.

(c)          The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Units and shall extend to such Member’s heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Manager (or the Liquidator) acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Manager (or the Liquidator) taken in good faith under such power of attorney in accordance with this Section 2.7. Each Member shall execute and deliver to the Manager (or the Liquidator) within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Manager (or the Liquidator) determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.8           Term. The term of the Company commenced on the day on which the Certificate of Formation was filed with the Secretary of State of the State of Delaware pursuant to the provisions of the Delaware Act. The term of the Company shall be perpetual, unless and until it is dissolved or terminated in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

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Section 2.9           Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects. The Manager shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Manager determines such action to be necessary or appropriate, the Manager shall direct the appropriate officers to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property, and any such officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

ARTICLE III

MEMBERS AND UNITS

Section 3.1           Members.

(a)          A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Unit and becomes the Record Holder of such Unit in accordance with the provisions of Article III and Article IV  hereof. A Person may become a Record Holder without the consent or approval of any of the Members. A Person may not become a Member without acquiring a Unit.

(b)          The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company (or the Transfer Agent, if any). The Manager shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(c)          Except as otherwise provided in the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

(d)          Members shall not have any right to resign from the Company; provided, that when a transferee of a Member’s Units becomes a Record Holder of such Units, such transferring Member shall cease to be a Member of the Company with respect to the Units so transferred.

(e)          Except to the extent expressly provided in this Agreement: (i) no Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution or termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement; (ii) no Member shall have priority over any other Member either as to the return of Capital Contributions or as to distributions; (iii) no interest shall be paid by the Company on Capital Contributions; and (iv) no Member, in its capacity as such, shall participate in the operation or management of the business of the Company, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(f)           Except as may be otherwise agreed between the Company, on the one hand, and a Member, on the other hand, any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any such business interests or activities of any Member.

Section 3.2           Authorization to Issue Units. The Company shall have the right to issue up to ____ Units at the price per Unit as set forth in the Offering Statement. Each Unit shall have the rights and be governed by the provisions set forth in this Agreement. The Units shall not entitle any Member to any preemptive, preferential or similar rights with respect to the issuance of Units.

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Section 3.3           Certificates.

(a)          Upon the issuance of Units by the Company to any Person, the Company may, but shall not be obligated to, issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Company by the Manager. No Certificate representing Units shall be valid for any purpose until it has been countersigned by the Transfer Agent, if any. Any or all of the signatures required on the Certificate may be by facsimile or other electronic communication. If the Manager or Transfer Agent who shall have signed or whose facsimile or other electronic signature shall have been placed upon any such Certificate shall have ceased to be the Manager or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were the Manager or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder’s name and number of Units.

(b)          If any mutilated Certificate is surrendered to the Transfer Agent, if any, or to the Company, the Manager on behalf of the Company shall execute, and the Transfer Agent, if any, shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered. The Manager on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate: (i) makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen; (ii) requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim; (iii) if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and (iv) satisfies any other reasonable requirements imposed by the Company. If a Member fails to notify the Company within a reasonable time after he or she has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate. As a condition to the issuance of any new Certificate under this Section 3.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 3.4           Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Unit and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation or guideline. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Units.

Section 3.5           Registration and Transfer of Units.

(a)          The Company shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of Units. The Transfer Agent may, in the discretion of the Manager or as otherwise required by the Exchange Act, be appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. Upon surrender of a Certificate, if any, for registration of transfer of any Units evidenced by a Certificate, the Manager shall execute and deliver, and the Transfer Agent, if any, shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as were evidenced by the Certificate so surrendered, provided that a transferor shall provide the address, facsimile number and email address for each such transferee as contemplated by Section 11.1.

(b)          The Company shall not recognize any transfer of Units until the Certificates evidencing such Units, if any, are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

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(c)          In the event that the Units are not evidenced by a Certificate, the Company shall not recognize any transfer of Units until it has received written documentation that the Transfer Agent, in its sole discretion, determines is sufficient to evidence the transfer of such Units.

(d)          By acceptance of the transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Company as a Substitute Member with respect to the Units so transferred to such transferee when any such transfer or admission is reflected in the books and records of the Company, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred, (iv) grants powers of attorney to the Manager and any Liquidator of the Company, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Units and the admission of any new Member shall not constitute an amendment to this Agreement.

Section 3.6           Agreements. The rights of all Members and the terms of all Units are subject to the provisions of this Agreement.

ARTICLE IV

DISTRIBUTIONS AND REDEMPTIONS

Section 4.1           Distributions to Record Holders.

(a)          Subject to the applicable provisions of the Delaware Act and except as otherwise provided herein, the Manager may, in its sole discretion, at any time and from time to time, declare, make and pay distributions of cash to the Members.  Distributions shall be paid to the holders of Units on an equal per-Unit basis as of the Record Date selected by the Manager.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Delaware Act or other applicable law.

(b)          Notwithstanding Section 4.1(a), in the event of the termination and liquidation of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 8.3(a).

(c)          Each distribution in respect of any Units of the Company shall be paid by the Company, directly or through its Transfer Agent, if any, or through any other Person or agent, only to the Record Holder of such Units as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 4.2           Payment of Taxes. If any person exchanging a Certificate representing Units wants the Company to issue a certificate in a different name than the registered name on the old certificate, or if any person wants the Company to change the name of the Record Holder for a Unit or Units, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name, or by reason of the change to the Company register, or establish, to the satisfaction of the Company or its agent, that the tax has been paid or is not applicable.

Section 4.3           Absence of Certain Other Rights. Holders of Units shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any securities of the Company and no preferential rights to distributions.

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Section 4.4           Withholding.

(a)          The Manager is authorized to take any action that may be required to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.

(b)          If the Company is required by law to pay any tax that is specifically attributable to any Member (or direct or indirect shareholder, member, or other owner of such Member), including withholding taxes, state unincorporated business taxes, and payments required to be made by the Company in connection with the Partnership Audit Provisions, then such Member shall indemnify and reimburse the Company for such tax (and any related interest and penalties). The Company may offset distributions and other amounts which any Member is otherwise entitled to receive under this Agreement against a Member’s indemnification obligations under this Section 4.4(b) and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of the Company’s items of income, gain, loss, and deductions) be treated as distributed or otherwise paid to such Member. A Member’s obligation to pay or indemnify for a tax (and related interest and penalties) shall survive the Member selling or otherwise disposing of its interest in the Company and the termination, dissolution, liquidation, or winding up of the Company. Any indemnity or payment pursuant to this Section 4.4(b) shall not be a Capital Contribution but shall to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1           Power and Authority of the Manager. Except as otherwise expressly provided in this Agreement, the power to direct the management, operation and policies of the Company shall be vested in the Manager. The Manager shall have the power to delegate any or all of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Manager or the Company as it may deem appropriate. The Manager and its officers and directors shall constitute “managers” within the meaning of the Delaware Act. Except as otherwise specifically provided in this Agreement, no Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Manager with respect to the management of the business of the Company, on the one hand, and its officers and agents, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL. In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement, the Manager shall have full power and authority to do, and to direct its officers and agents to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.6 and to effectuate the purposes set forth in Section 2.4. Without in any way limiting the foregoing, the Manager shall, either directly or by engaging its officers, Affiliates, agents or third parties, perform the following duties:

(a)          Offering Services. The Manager shall manage and supervise:

(i)          the preparation of all offering and related documents, and obtaining all required regulatory approvals of such documents relating to the Offering;

(ii)         the preparation and approval of all marketing materials to be used by the Company or others relating to the Offering;

(iii)        the negotiation and coordination of the receipt, collection, processing, and acceptance of subscription agreements, commissions, and other administrative support functions;

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(iv)        the creation and implementation of various technology and electronic communications related to an Offering; and

(v)         all other services related to the Offering.

(b)          Accounting and Other Administrative Services. The Manager shall:

(i)          manage and perform the various administrative functions necessary for the day-to-day operations of the Company;

(ii)         provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(iii)        provide financial and operational planning services;

(iv)        maintain accounting data and any other information concerning the activities of the Company as shall be required to prepare and file all periodic financial reports and returns required to be filed with the Commission and any other regulatory agency, including annual financial statements;

(v)         maintain all appropriate books and records of the Company;

(vi)        oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

(vii)       make, change, and revoke such tax elections on behalf of the Company as the Manager deems appropriate;

(viii)      supervise the performance of such ministerial and administrative functions as may be necessary in connection with the daily operations of the Company;

(ix)         manage and coordinate with the Transfer Agent (if any) the process of making distributions and payments to Members; and

(x)          oversee all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law.

(c)          Unitholder Services. The Manager shall:

(i)          determine the Company’s distribution policy and authorize distributions from time to time;

(ii)         manage communications with Members, including answering phone calls, preparing and sending written and electronic reports and other communications; and

(iii)        establish technology infrastructure to assist in providing Member support and services.

(d)          Disposition Services. The Manager shall:

(i)          evaluate and approve potential asset dispositions, sales, or liquidity transactions; and

(ii)         structure and negotiate the terms and conditions of transactions pursuant to which the assets of the Company may be sold, provided that no lease, transfer, assignment or other disposition of all or substantially all of the Company’s assets may be effected without the prior approval of a majority of the then issued and Outstanding Units.

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Section 5.2           Term and Withdrawal of the Manager.

(a)          The Manager will serve as manager for an indefinite term, but the Manager may choose to withdraw as manager, under certain circumstances. In the event of the withdrawal of the Manager, the Manager will cooperate with the Company and take all reasonable steps to assist in making an orderly transition of the management function.

(b)          The Manager may assign its rights under this Agreement in its entirety or delegate certain of its duties under this Agreement to any of its Affiliates without the approval of the Members so long as the Manager remains liable for any such Affiliate’s performance, and if such assignment or delegation does not require the Company’s approval under the Investment Company Act. The Manager may withdraw as the Company’s manager if the Company becomes required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. The Manager shall determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

Section 5.3           Determinations by the Manager. Except as may otherwise be required by law, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Manager consistent with this Agreement, shall be final and conclusive and shall be binding upon the Company and every holder of Units: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of distributions; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any matter relating to the acquisition, holding and disposition of any assets by the Company; the evaluation of any competing interests among the Company and its Affiliates and the resolution of any such conflicts of interests; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Agreement or otherwise to be determined by the Manager.

Section 5.4           Exculpation, Indemnification, Advances and Insurance.

(a)          Subject to other applicable provisions of this Article V, to the fullest extent permitted by applicable law, the Indemnified Persons shall not be liable to the Company, any officer of the Company, or any Member of the Company, for any acts or omissions by any of the Indemnified Persons arising from the exercise of their rights or performance of their duties and obligations in connection with the Company, this Agreement or any investment made or held by the Company, including with respect to any acts or omissions made while serving at the request of the Company as an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan. The Indemnified Persons shall be indemnified by the Company to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) (collectively, “Expenses and Liabilities”) arising from the performance of any of their duties or obligations in connection with their service to the Company or this Agreement, or any investment made or held by the Company, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such Person may hereafter be made party by reason of being or having been a manager of the Company under Delaware law, a director or officer of the Company or any Subsidiary of the Company or the Manager, or an officer, director, member, partner, tax matters partner, fiduciary or trustee of another Person or any employee benefit plan at the request of the Company. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnified Person pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Manager (and its officers) are hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 5.4 in favor of any Indemnified Person having or potentially having liability for any such indebtedness. It is the intention of this Section 5.4(a) that the Company indemnify each Indemnified Person to the fullest extent permitted by law.

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(b)          Notwithstanding anything to the contrary in this Agreement, nothing in this Article V shall eliminate or limit the personal liability of Indemnified Persons to the Company or its Members for monetary damages or breach of fiduciary duty for

(i)          any breach of the Indemnified Persons’ duty of loyalty to the Company in its capacity as a Manager or on behalf of its Manager, which duty of loyalty shall be similar to the duty of loyalty a director owes to a corporation under the DGCL;

(ii)         for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)        for any transaction from which the Indemnified Persons derived an improper personal benefit; and

(iv)        for unlawful payment of distributions or purchase or redemption of limited liability company units, similar to the limitation imposed on directors of a corporation under Section 174 of the DGCL.

All references in this Section 5(b) paragraph to an Indemnified Person and Manager shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Agreement, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Manager.

(c)          The provisions of this Agreement, to the extent they restrict the duties and liabilities of an Indemnified Person otherwise existing at law or in equity are agreed by each Member to modify such duties and liabilities of the Indemnified Person to the extent permitted by law.

(d)          Any indemnification under this Section 5.4 (unless ordered by a court) shall be made by the Company unless the Manager determines in the specific case that indemnification of the Indemnified Person is not proper in the circumstances because such person has not met the applicable standard of conduct set forth in Section 5.4(a).  Such determination shall be made in good faith by the Manager, provided that if the Manager or any of its Affiliates is the Indemnified Person, by the Independent Representative.  To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such Indemnified Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Person in connection therewith, notwithstanding an earlier determination by the Manager that the Indemnified Person had not met the applicable standard of conduct set forth in Section 5.4(a).

(e)          Notwithstanding any contrary determination in the specific case under Section 5.4(c), and notwithstanding the absence of any determination thereunder, any Indemnified Person may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 5.4(a).  The basis of such indemnification by a court shall be a determination by such court that indemnification of the Indemnified Person is proper in the circumstances because such Indemnified Person has met the applicable standards of conduct set forth in Section 5.4(a).  Neither a contrary determination in the specific case under Section 5.4(c) nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Indemnified Person seeking indemnification has not met any applicable standard of conduct.  Notice of any application for indemnification pursuant to this Section 5.4(d) shall be given to the Company promptly upon the filing of such application.  If successful, in whole or in part, the Indemnified Person seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

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(f)           To the fullest extent permitted by law, expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company as authorized in this Section 5.4.

(g)          The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Agreement, or any other agreement, determination of the Manager, vote of Members or otherwise, and shall continue as to an Indemnified Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnified Person unless otherwise provided in a written agreement with such Indemnified Person or in the writing pursuant to which such Indemnified Person is indemnified, it being the policy of the Company that indemnification of the persons specified in Section 5.4(a) shall be made to the fullest extent permitted by law. The provisions of this Section 5.4 shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.4(a) but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act.

(h)          The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Person entitled to indemnification under this Section 5.4 against any liability asserted against such Person and incurred by such Person in any capacity to which they are entitled to indemnification hereunder, or arising out of such Person’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.4.

(i)           Each of the Indemnified Persons may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such Person on behalf of the Company in furtherance of the interests of the Company in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such Person will be fully protected for such acts and omissions, provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the Company.

(j)           Any liabilities which an Indemnified Person incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the Internal Revenue Service, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.4, to the maximum extent permitted by law.

(k)          Any amendment, modification or repeal of this Section 5.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of or other rights of any Indemnified Person under this Section 5.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted and provided such Person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

Section 5.5           Duties of the Manager and its Officers and Managers.

(a)          Except as otherwise expressly provided in this Agreement or required by the Delaware Act, (i) the duties and obligations owed to the Company by the Manager and its officers and managers shall be the same as the duties and obligations owed to a corporation organized under DGCL by its officers and directors, respectively, and (ii) the duties and obligations owed to the Members by the Manager and its officers and managers shall be the same as the duties and obligations owed to the stockholders of a corporation under the DGCL by its officers and directors, respectively.

(b)          The Manager shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it thereunder either directly or by or through its duly authorized officers.

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Section 5.6           Outside Activities. It shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of the Manager or its officers and directors or Affiliates of the Manager or its officers and directors (other than any express obligation contained in any agreement to which such Person and the Company or any Subsidiary of the Company are parties) to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided the Manager or such officer, director or Affiliate does not engage in such business or activity as a result of or using confidential information provided by or on behalf of the Company to the Manager or such officer, director or Affiliate. Neither the Manager nor its officers and directors shall have any obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of the Manager or its officers and directors.

Section 5.7           Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Manager and any officer authorized by the Manager to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Manager or any officer as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Manager or any officer in connection with any such dealing. In no event shall any Person dealing with the Manager or any of its officers or representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Manager or any officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Manager or any officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 5.8           Reimbursement of Expenses. The Company shall pay or reimburse the Manager and its Affiliates for their reasonable out-of-pocket costs and expenses incurred in connection with the performance of their duties under this Agreement.

ARTICLE VI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1           Records and Accounting. The Manager shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the business of the Company, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Members, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 6.2           Fiscal Year. The fiscal year of the Company for tax and financial reporting purposes shall be a calendar year ending December 31.

Section 6.3           Reports. The Manager shall cause the Company to prepare an annual report and deliver it to Members within 120 days after the end of each fiscal year. Such requirement may be satisfied by the Company through any annual reports otherwise required to be publicly filed by the Company pursuant to applicable securities laws.

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ARTICLE VII

TAX MATTERS

Section 7.1           Allocations.

(a)          “Profit” or “Loss” shall mean, for each fiscal year of the Company, an amount equal to the Company’s federal taxable income or loss for such year, determined in accordance with Code Section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 702(a)), with the following adjustments:

(i)          all income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall increase Profit or reduce Loss;

(ii)         any expenditure of the Company described in Section 705(a)(2)(B) of the Code (or so treated) and not otherwise taken into account in computing Profit or Loss shall reduce Profit or increase Loss;

(iii)        in calculating gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes, the basis of such property shall be its Asset Value (as defined in Section 7.1(e)(i)) rather than its basis for federal income tax purposes;

(iv)        Depreciation shall be computed in accordance with Section 7.1(e)(ii);

(v)         notwithstanding any other provision of this Section 7.1(a), any items or amounts that are specially allocated pursuant to Sections 7.1(d) and 7.1(i) shall not be taken into account in computing Profit or Loss; and

(vi)        In the event the Asset Value of any Company asset is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss.

(b)          Except as otherwise provided in this Agreement, Profits and Losses and to the extent necessary, individual items of income, gain or loss or deduction of the Company shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in Sections 7.1(d) and 7.1(i) is, as nearly as possible, equal (proportionately) to the distributions that would be made pursuant to Section 8.3(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 8.3(c) to the Members immediately after making such allocation, minus (ii) such Member’s share of Partnership Minimum Gain (defined below) and Partner Minimum Gain (defined below), computed immediately prior to the hypothetical sale of assets (for the avoidance of doubt, as adjusted for the special allocations in Sections 7.1(d) and 7.1(i)).

(c)          For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses and any such other items shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Members on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income, gain, loss or deduction as determined by the Manager, shall be allocated to the Members as of the first Business Day of the month in which such item is recognized for federal income tax purposes.

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(d)          Notwithstanding Section 7.1(b), the following special allocations shall be made in the following order prior to the application of Section 7.1(b):

(i)          If there is a net decrease in “partnership minimum gain” (as such term is defined in Treasury Regulations section 1.704-2(d) If there is a net decrease in “partnership minimum gain” (as such term is defined in Treasury Regulations section 1.704-2(d) (“Partnership Minimum Gain”)) and as such decrease is determined as provided in Treasury Regulations section 1.704-2(g)) during any fiscal year, certain items of income and gain, including gross income or gain, shall be allocated to the Members in the amounts and manner described in Treasury Regulations section 1.704-2(f). This Section 7.1(d)(i) is intended to comply with the minimum gain chargeback requirement relating to partnership nonrecourse liabilities (as defined in Treasury Regulations section 1.704-2(f)) and shall be so interpreted.

(ii)         If there is a net decrease in partner nonrecourse debt minimum gain (as determined and defined pursuant to Treasury Regulations section 1.704-2(1) (as defined, “Partner Minimum Gain”)) during any Company fiscal year, certain items of income and gain, including gross income or gain, shall be allocated as quickly as possible to those Members which had a share of the minimum gain attributable to the partner nonrecourse debt (such share to be determined pursuant to Treasury Regulations section 1.704-2(i)(5)) in the amounts and manner described in Treasury Regulations section 1.704-2(i) and 1.704-2(1). This Section 7.1(d)(ii) is intended to comply with the minimum gain chargeback requirement relating to partner nonrecourse debt set forth in Treasury Regulations section 1.704-2(i)(4) and shall be so interpreted.

(iii)        Deductions attributable to obligations with respect to which the Member which bears the economic risk or loss within the meaning of Treasury Regulations section 1.704-2(b)(4) shall be allocated to the Member or Members that bear the economic risk of loss for such debt in accordance with the requirements of Treasury Regulations section 1.704-2(i)(l).

(iv)        If one or more of the Members unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specially allocated to such Members in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible and provided that an allocation pursuant to this Section 7.1(d)(iv) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7.1 have been tentatively made as if this Section 7.1(d)(iv) were not in this Agreement. This provision is intended to qualify as a “qualified income offset” within the meaning of Treasury Regulations section 1.704-l(b)(2)(ii)(d).

(v)         If one or more of the Members has an Adjusted Capital Account Deficit at the end of any fiscal year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an Member pursuant to this Section 7.1(d)(v) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 7.1 have been made as if Section 7.1(d)(iv) hereof and this Section 7.1(d)(v) were not in the Agreement.

(vi)        Any nonrecourse deductions (as defined in Treasury Regulations section 1.704-2(b)(1)) of the Company shall be allocated among the Members in accordance with their Percentage Interests.

(vii)       Any partner nonrecourse deductions (as defined in Treasury Regulations sections 1.704-2(i)(1) and 1.704-2(i)(2)) of the Company shall be allocated among the Members in accordance with Treasury Regulations section 1.704-2(i).

(viii)      The allocations set forth in Sections 7.1(d)(i)-(vii) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 7.1(d)(viii). Therefore, notwithstanding any other provision of Section 7.1(b), the Manager shall make such offsetting special allocations of Company income, gain, loss and deduction in whatever manner it determines appropriate, so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 7.1(b).

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(e)          The following terms referred to in this Section 7.1 are defined as follows:

(i)          “Asset Value” shall mean, with respect to any of the Company’s assets, such asset’s adjusted basis for federal income tax purposes except that:

(A)          the initial Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager at the time of its contribution;

(B)          the Asset Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the Manager;

(C)          the Asset Values of all of the Company’s assets shall be adjusted to equal their respective fair market values, as determined by the Members, as of (w) the acquisition of any additional Membership Interest (or increase in its Percentage Interest) by any new or existing Member in exchange for more than a de minimis Capital Contribution, (x) the distribution of more than a de minimis amount of the Company’s property to a Member as consideration for all or a portion of an interest in the Company, (y) the liquidation of the Company within the meaning of Treasury Regulations section 1.704-l(b)(2)(ii)(g), or (z) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or new Member acting in a capacity as a Member or in anticipation of becoming a Member; and

(D)          the Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 7.34(b) or Code Section 743(B); but only to the extent that such adjustments are taken into account in determining Capital Accounts.

If the Asset Value of an asset of the Company is different than its adjusted tax basis, the , the Asset Value of such property shall be adjusted appropriately by the Depreciation taken into account with respect to such asset for purposes of computing Profits or Losses.

(ii)         “Depreciation” shall mean, for each fiscal year, an amount equal to the depreciation, amortization and other cost recovery deductions allowable with respect to an asset for such period, except that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization and other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

(f)           In accordance with section 704(c) of the Code and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to any property contributed to the capital of the Company and Company property revalued pursuant to Section 7.1(e)(i) hereof shall, solely for federal income tax purposes, be allocated to the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Asset Value under any permitted method under Treasury Regulations section 1.704-3 selected by Manager.

(g)          Solely for purposes of determining a Member’s proportionate share of excess non-recourse liabilities of the Company within the meaning of Treasury Regulations section 1.752-3(a)(3), a Member’s interest in the Company’s profits shall be such Member’s Percentage Interest.

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(h)          “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant period, after giving effect to the following adjustments:

(i)          credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations section 1.704-2(g)(l) or pursuant to the penultimate sentence of Treasury Regulations section 1.704-2(i)(5). For these purposes, a Member is obligated to restore an amount to the Company to the extent (A) the Member is unconditionally obligated to restore part or all of his negative Capital Account balance in the manner described in Treasury Regulations section 1.704-1(b)(2)(ii)(b)(3), or (B) the Member is unconditionally obligated to contribute capital to the Company; and

(ii)         debit to such Capital Account the items described in Treasury Regulations section 1.704-l(b)(2)(ii)(d)(4), (5) and (6).

(i)           If any expenditures incurred by any Member, or any loan by a Member to the Company, are deemed to be capital contributions by a Member to the Company, allocations of income, gain, loss or deduction shall be made in respect of such deemed capital contributions to the extent feasible to preserve the after-tax economic interests of the Members.

(j)           Except as otherwise provided in this Section 7.1, all items of Company income, gain, loss deduction and any other allocations not otherwise provided for shall, for income tax purposes, be divided among the Members in the same proportions as they share correlative items of Company income, gain, loss and deduction as computed for Capital Accounts for each fiscal year of the Company. Allocations pursuant to this Section 7.1(j) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

Section 7.2           Tax Status and Returns.

(a)          The Company shall be responsible for timely filing all tax returns of the Company and timely furnishing to each Member its Schedule K-1 for any year and any similar forms required for state or local tax purposes, it being understood that the Manager shall use commercially reasonable efforts to deliver a Schedule K-1 to each Member within 90 days following the end of each fiscal year, provided that, in the event of an extraordinary item or changes in the applicable tax laws, such delivery date maybe extended as the Manager deems reasonably necessary. Additionally, in the event the Manager anticipates a delay in the delivery of a Schedule K-1 to a Member, the Manager may in its sole discretion, elect to deliver an estimated Schedule K-1 to such Member. Each Member shall furnish to the Company all pertinent information in its possession relating to the Member or the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be timely prepared and filed. Each Member shall provide any forms (including an IRS Form W-9 or applicable IRS Form W-8) reasonably required by the Company to allow the Company to determine the amount, if any, that is required to be withheld with respect to such Member under applicable tax laws.

(b)          The Manager is hereby designated as the “Partnership Representative” for the Company within the meaning of Code section 6223. All Members (and former Members) agree to cooperate with, and to take all reasonable actions requested by the Partnership Representative to avoid or reduce any tax imposed under Code section 6225, including cooperating with any election under Code section 6226, or to otherwise allow the Company and the Partnership Representative to comply with the applicable provisions of the Code. All Members shall cooperate in good faith to amend this Section 7.1(b) or other provisions of this Agreement as necessary to reflect any statutory amendments or the promulgation of Treasury Regulations or other administrative authority promulgated under the applicable provisions of the Code so as to, to the extent possible, preserve the relative rights, duties, and obligations of the Members hereunder. The obligations of a Member under this Section 7.1(b) shall survive such Member’s sale or other disposition of its Membership Interests in the Company and the termination, dissolution, liquidation, or winding up of the Company.

(c)          If 181 High Street’s partnership representative, as designated under Code section 6223, is required to obtain written consent from the Company prior to taking certain actions on behalf of 181 High Street in connection with a partnership audit (as contemplated by Section 7.2(c) of the Amended and Rested Limited Liability Company Agreement of 181 High Street), such prior written consent may be granted only upon the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote (in accordance with this Agreement)..

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ARTICLE VIII

DISSOLUTION, TERMINATION AND LIQUIDATION

Section 8.1           Dissolution and Termination.

(a)          The Company shall not be dissolved by the admission of Substitute Members or Additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

(i)          an election to dissolve the Company by the Manager;

(ii)         the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company;

(iii)        the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act; or

(iv)        at any time that there are no members of the Company, unless the business of the Company is continued in accordance with the Delaware Act.

Section 8.2           Liquidator. Upon dissolution of the Company, the Manager shall select one or more Persons to act as Liquidator. In the case of a dissolution of the Company, (i) the Liquidator (if other than the Manager) shall be entitled to receive such compensation for its services as may be separately approved by the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote on such liquidation; (ii) the Liquidator (if other than the Manager) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal separately approved by the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote on such liquidation; (iii) upon dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be separately approved by the affirmative vote of the holders of not less than a majority of the Units then Outstanding entitled to vote on such liquidation. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article VIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Manager and its officers under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein. In the case of a termination of the Company, other than in connection with a dissolution of the Company, the Manager shall act as Liquidator.

Section 8.3           Liquidation of the Company. In connection with the liquidation of the Company, the Liquidator shall proceed to dispose of the Company’s assets, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Sections 18-215 and 18-804 of the Delaware Act and the following:

(a)          Subject to Section 8.3(c), the assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 8.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. Notwithstanding anything to the contrary contained in this Agreement and subject to Section 8.3(c), the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the Company. The Liquidator may defer liquidation or distribution of the Company’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

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(b)          Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 8.2) and amounts to Members otherwise than in respect of their distribution rights under Article IV. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c)          All property and all cash in excess of that required to discharge liabilities as provided in Section 8.3(b) shall be distributed to the holders of the Units on an equal per-Unit basis.

Section 8.4           Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property in connection the dissolution of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

Section 8.5           Return of Contributions. Neither the Sponsor, the Manager, nor any of their officers, directors or Affiliates will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 8.6           Waiver of Partition. To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

ARTICLE IX

AMENDMENT OF AGREEMENT

Section 9.1           General. Except as provided in Section 9.2, Section 9.4, this Agreement may be amended from time to time by the Manager in its sole discretion; provided, however, that such amendment shall also require the affirmative vote or consent of the Manager and the holders of a majority of the then issued and Outstanding Units if such amendment (i) affects the Members disproportionately or (ii) materially and adversely affects the rights of the Members. If the Manager desires to amend any provision of this Agreement in a manner that would require the vote or consent of Members, then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and then (i) call a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment or (ii) seek the written consent of the Members in accordance with Section 10.6. Amendments to this Agreement may be proposed only by or with the consent of the Manager. Such special meeting shall be called and held upon notice in accordance with Article XI of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Manager shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by the affirmative vote of the holders of not less than a majority-in-interest of the Units of the Company then Outstanding, voting together as a single class, unless a greater percentage is required under this Agreement or by Delaware law.

Section 9.2           Super-Majority Amendments. Notwithstanding Section 9.1, any alteration or amendment to this Section 9.2 that (i) affects the Members disproportionately or (ii) materially and adversely affects the rights of the Members, will require the affirmative vote or consent of the Manager and the holders of Outstanding Units of the Company representing at least two-thirds of the total votes that may be cast by all such Outstanding Units, voting together as a single class.

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Section 9.3           Amendments to be Adopted Solely by the Manager. Without in any way limiting Section 9.1, the Manager, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect the following (and any such amendment shall not be deemed to either affect the Members disproportionately or materially and adversely affect the rights of the Members):

(a)          a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

(b)          the admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

(c)          a change that the Manager determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Company will continue to qualify as a “publicly traded partnership” for U.S. federal income tax purposes;

(d)          a change that, in the sole discretion of the Manager, it determines (i) does not adversely affect the Members in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), (iii) to be necessary, desirable or appropriate to facilitate the trading of the Units with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units may be listed for trading, compliance with any of which the Manager deems to be in the best interests of the Company and the Members, or (iv) is required to effect the intent expressed in any Offering Document or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e)          a change in the fiscal year or taxable year of the Company and any other changes that the Manager determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

(f)           an amendment that the Manager determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company, the Manager, the Sponsor or their officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g)          an amendment that the Manager determines to be necessary or appropriate in connection with the issuance of any additional Units and the admission of Additional Members;

(h)          an amendment that the Manager determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4; and

(i)           any other amendments substantially similar to the foregoing or any other amendment expressly permitted in this Agreement to be made by the Manager acting alone;

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Section 9.4           Certain Amendment Requirements.

(a)          Notwithstanding the provisions of Section 9.1 and Section 9.3, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b)          Notwithstanding the provisions of Section 9.1 and Section 9.3, but subject to Section 9.2, no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 9.3(c), (ii) change Section 8.1(a), (iii) change the term of the Company or, (iv) except as set forth in Section 8.1(a), give any Person the right to dissolve the Company.

ARTICLE X

MEMBERS’ VOTING POWERS AND MEETING

Section 10.1          Voting. Units shall entitle the Record Holders thereof to one vote per Unit on any and all matters submitted to the consent or approval of Members generally. Except as otherwise provided in this Agreement or as otherwise required by law, the affirmative vote of the holders of not less than a majority of the Units then Outstanding shall be required for all such other matters as the Manager, in its sole discretion, determines shall require the approval of the holders of the Outstanding Units.

Section 10.2          Voting Powers. The holders of Units shall have the power to vote only with respect to such matters, if any, as may be required by this Agreement or the requirements of applicable regulatory agencies, if any. Units may be voted in person or by proxy. A proxy with respect to Outstanding Units, held in the name of two or more Persons, shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Company receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a Member shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

Section 10.3          Meetings. No annual or regular meeting of Members is required. Special meetings of Members may be called by the Manager from time to time for the purpose of taking action upon any matter requiring the vote or authority of the Members as herein provided or upon any other matter deemed by the Manager to be necessary or desirable. Written notice of any meeting of Members shall be given or caused to be given by the Manager in any form and at any time before the meeting as the Manager deems appropriate. Any Member may prospectively or retroactively waive the receipt of notice of a meeting.

Section 10.4          Record Dates. For the purpose of determining the Members who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any distribution, or for the purpose of any other action, the Manager may from time to time close the transfer books for such period, not exceeding thirty (30) days (except at or in connection with the dissolution of the Company), as the Manager may determine; or without closing the transfer books the Manager may fix a date and time not more than ninety (90) days prior to the date of any meeting of Members or other action as the date and time of record for the determination of Members entitled to vote at such meeting or any adjournment thereof or to be treated as Members of record for purposes of such other action, and any Member who was a Member at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action, even though he or she has since that date and time disposed of his or her Units, and no Member becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Member of record for purposes of such other action.

Section 10.5          Quorum and Required Vote. The holders of a majority of the Units entitled to vote on any matter shall be a quorum for the transaction of business at a Members’ meeting, but twenty-five percent (25%) shall be sufficient for adjournments. Any adjourned session or sessions may be held, within a reasonable time after the date set for the original meeting without the necessity of further notice. A majority of the Units entitled to vote on any matter voted at a meeting at which a quorum is present shall decide any matters presented at the meeting, except when a different vote is required or permitted by any express provision of this Agreement.

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Section 10.6          Action by Written Consent. Any action taken by Members may be taken without a meeting if Members entitled to cast a sufficient number of votes to approve the matter as required by statute or this Agreement, as the case may be consent to the action in writing. Such written consents shall be filed with the records of the meetings of Members. Such consent shall be treated for all purposes as a vote taken at a meeting of Members and shall bind all Members and their successors or assigns.

Section 10.7          Proxies. The Company elects to be governed by paragraphs (b), (c) and (d) of Section 212 of the DGCL and other applicable provisions of the DGCL as though the Company were a Delaware corporation and as though the Members were stockholders of a Delaware corporation. Such sections generally regulate proxies for voting purposes.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1          Addresses and Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail, electronic mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Units at his or her address (including email address) as shown on the records of the Company (or the Transfer Agent, if any), regardless of any claim of any Person who may have an interest in such Units by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 12.1 executed by the Company, the Transfer Agent (if any) or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Company (or the Transfer Agent, if any) is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, or is returned by the email server with a message indicating that the email server is unable to deliver the email, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing or emailing (until such time as such Record Holder or another Person notifies the Company (or the Transfer Agent, if any) of a change in his address (including email address)) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Manager at the principal office of the Company designated pursuant to Section 2.3 or at the Company’s principal email address for Member communications ____________ .. The Manager and its officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

Section 11.2          Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.3          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.4          Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.5          Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

Section 11.6          Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

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Section 11.7          Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon the execution of the subscription documents of such Unit, and the acceptance of such subscription by the Manager.

Section 11.8          Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws. Each Member (i) irrevocably submits to the non-exclusive jurisdiction and venue of any Delaware state court or U.S. federal court sitting in Wilmington, Delaware in any action arising out of this Agreement and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 11.9          Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 11.10        Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Section 11.11        Facsimile and Electronic Signatures. The use of facsimile or other electronic signatures affixed in the name and on behalf of the Transfer Agent, if any, on certificates or other documents (if uncertificated) representing Units is expressly permitted by this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

INITIAL MEMBER:

NOYACK MEDICAL PARTNERS LLC

By:
Name:
Title

[Signature Page to Amended and Restated Operating Agreement of Gateway Garage Partners LLC]